Exhibit (h)(iii)

EXPENSE LIMITATION AGREEMENT

THIS AGREEMENT, dated as of January 8, 2021 is made and entered into by and among JOHCM Funds Trust, a Massachusetts business trust (the “Trust”), on behalf of each of the investment series set forth on Schedule A attached hereto (each a “Fund” and collectively the “Funds”), JOHCM (USA) Inc., an investment adviser registered with the Securities and Exchange Commission (the “SEC”) with its principal office and place of business in Boston, Massachusetts (the “Adviser”) and, solely with respect to Sections 4 and 5 hereof, J O Hambro Capital Management Limited (“JOH Ltd.”), an investment adviser registered with the SEC with its principal office and place of business in the United Kingdom.

WHEREAS, the Adviser has been appointed the investment adviser of each of the Funds pursuant to an Investment Advisory Agreement between the Trust and the Adviser dated as of the date hereof (the “Advisory Agreement”);

WHEREAS, the Trust and the Adviser each desire to enter into the arrangements described herein relating to certain fees and expenses of the Funds;

WHEREAS, certain series of Advisers Investment Trust, a Delaware Statutory Trust (each such series, a “Predecessor Fund” and collectively, the “Predecessor Funds”) were party to an Investment Advisory Agreement dated September 10, 2013, as amended, and an Expense Limitation Agreement dated September 10, 2013, as amended (the “Predecessor Agreement”) by and between Advisers Investment Trust and JOH Ltd., the direct parent company of the Adviser;

WHEREAS, under the Predecessor Agreement, JOH Ltd. had a contractual right to recoup fees waived or expenses reimbursed with respect to each Predecessor Fund under the Predecessor Agreement, subject to certain limitations and conditions set forth in the Predecessor Agreement;

WHEREAS, pursuant to Agreements and Plans of Reorganization dated January 8, 2021 (the “Plans”), each Predecessor Fund intends to reorganize with and into a corresponding Fund (each such transaction, a “Reorganization”), and, in connection with each such Reorganization and subject to the terms of the Plans, each Predecessor Fund will transfer all of its assets to a corresponding Fund and each Fund will assume all liabilities of such Predecessor Fund, and each Predecessor Fund will serve as the accounting survivor to its corresponding Fund;

WHEREAS, the Trust, the Adviser, and JOH Ltd. have agreed that the Adviser shall succeed to JOH Ltd.’s right to recover fees and expenses under the Predecessor Agreement and shall have a right to recover from a Fund amounts that would have been recoverable by JOH Ltd. from the corresponding Predecessor Fund under the Predecessor Agreement, subject to the conditions and limitations described herein;

NOW, THEREFORE, in consideration of the foregoing recitals, the adequacy and sufficiency of which are hereby acknowledged, the parties hereto agree as follows, to be effective with respect to a Fund upon either the consummation of the Fund’s Reorganization or the Fund’s commencement of operations:

1.	Fee Waiver and Expense Reimbursement

The Adviser agrees, subject to Section 2 hereof, to reduce the fees payable under the Advisory Agreement (but not below zero) and/or reimburse other expenses of a Fund (including, but not limited to, organizational and offering costs), to the extent necessary to limit the total operating expenses of the Fund (exclusive of brokerage costs, interest, taxes, dividends, litigation and indemnification expenses, expenses associated with the investments in underlying investment companies and extraordinary expenses (as determined under generally accepted principles) (“Excluded Expenses”)), to the amount of the “Maximum Operating Expense Limit” applicable to each class of the Fund as set forth on the attached Schedule A. Schedule A may be amended to add or delete a Fund or class, or to increase or decrease the Maximum Operating Expense Limit applicable to a Fund, as provided in this Agreement.

2.	Recoupment

A.    Each Fund agrees to repay to the Adviser (i) the amount of fees (including any amounts foregone through limitation or reimbursed pursuant to Section 1 hereof) that, but for Section 1 hereof, would have been payable by such Fund to the Adviser pursuant to the Advisory Agreement and the amount of expenses reimbursed by the Adviser in accordance with Section 1 hereof (collectively, the “Recoupable Fees/Expenses”), and (ii) any amounts accrued by such Fund’s Predecessor Fund on its books as available for recoupment by JOH Ltd. pursuant to the Predecessor Agreement (the “Predecessor Recoupable Fees/Expenses”), subject to the limitations provided in this Section.

B.    Such repayment shall be made monthly, but only if the operating expenses of the relevant class of shares of a Fund (exclusive of Excluded Expenses), without regard to such repayment, are at an annual rate equal to or less than the lesser of (i) the Maximum Operating Expense Limit for such class of shares of the Fund as set forth on Schedule A or (ii) the Maximum Operating Expense Limit in effect at the time of the initial waiver and/or reimbursement (which, for the avoidance of doubt, may be a limit under the Predecessor Agreement). Furthermore, the amount of Recoupable Fees/Expenses and Predecessor Recoupable Fees/Expenses paid by a Fund with respect to any class of shares in any month shall be limited so that the sum of (i) the amount of such payments and (ii) the other operating expenses of the relevant class of the Fund (exclusive of Excluded Expenses) do not exceed the limitations set forth in the prior sentence.

C.    Recoupable Fees/Expenses and Predecessor Recoupable Fees/Expenses are subject to repayment by a Fund only within three years following the date on which the relevant fee waiver or expense reimbursement was made by the Adviser of JOH Ltd. In no event will a Fund be obligated to pay any fees waived or expenses reimbursed with respect to any other Fund of the Trust or to any Predecessor Fund other than its corresponding Predecessor Fund, as set forth in the Plans.

3.	Term and Termination

The Maximum Operating Expense Limit with respect to a Fund and its share classes shall be effective for the period set forth on Schedule A hereto, which may be amended to shorten such period only by the Board of Trustees of the Trust. All other provisions of this Agreement shall continue from time to time unless terminated by the Trust or the Adviser upon written notice. Any notice of termination of this Agreement shall be prospective only, and shall not affect a Party’s existing obligations under this Agreement. For the avoidance of doubt, any obligation of a Fund pursuant to Section 2 of this Agreement shall not be discharged by the Adviser’s termination of this Agreement unless expressly agreed in writing by the Adviser and such Fund.

4.	Termination of Obligations under Predecessor Agreement

The parties agree that, upon the completion of a Reorganization with respect to a Fund, any obligation that such Fund may have under the Predecessor Agreement, as a successor to a Predecessor Fund, to make any payment to JOH Ltd. is terminated and extinguished and is replaced in its entirety by the Fund’s payment obligation to the Adviser as set forth in this Agreement.

5.	Amendment

No amendment or modification to this Agreement, or any Schedule thereto, shall be valid unless made in writing and executed by the Trust and the Adviser or, in the case of any amendment to Section 4 hereof, by the Trust, the Adviser and JOH Ltd.

6.	Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

7.	Massachusetts Business Trust

A copy of the Agreement and Declaration of Trust establishing the Trust, as amended or restated from time to time, is on file with the Secretary of State of The Commonwealth of Massachusetts, and notice is hereby given that this Agreement is executed by the Trust on behalf of the Funds by an officer of the Trust as an officer and not individually and that the obligations of or arising out of this Agreement are not binding upon any of the Trustees, officers, employees, agents or shareholders individually but are binding only upon the assets and property belonging to the Trust.

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IN WITNESS WHEREOF, the parties hereto have executed this Expense Limitation Agreement as of the date first above written.

JOHCM FUNDS TRUST		JOHCM (USA) INC.

By:	/s/ Jonathan Weitz	By:	/s/ Nicholas Good
Name:	Jonathan Weitz	Name:	Nicholas Good
Title:	President	Title:	Chief Executive Officer

J O HAMBRO CAPITAL MANAGEMENT LIMITED Solely for purposes of Section 4 and Section 5 of the Agreement

By:	/s/ Stephen Lynn
Name:	Stephen Lynn
Title:	Chief Financial Officer

[Signature Page to Expense Limitation Agreement]

SCHEDULE A

to the

EXPENSE LIMITATION AGREEMENT

Dated as of January 8, 2021

MAXIMUM OPERATING EXPENSE LIMITS

Fund Name	Class of Shares	Maximum Operating Expense Limit[1]	Commencement Date of Limit	Expiration Date of Limit
JOHCM Credit Income Fund	Institutional Shares	58 basis points (bps)	January 8, 2021	June 30, 2022
	Advisor Shares	68bps	January 8, 2021	June 30, 2022
	Investor Shares	83bps	January 8, 2021	June 30, 2022
	Class Z Shares	58bps	January 8, 2021	June 30, 2022

JOHCM Emerging Markets Opportunities Fund	Institutional Shares	104bps	January 8, 2021	June 30, 2022
	Advisor Shares	112bps	January 8, 2021	June 30, 2022
	Investor Shares	127bps	January 8, 2021	June 30, 2022
	Class Z Shares	102bps	January 8, 2021	June 30, 2022

JOHCM Emerging Markets Small Mid Cap Equity Fund	Institutional Shares	149bps	January 8, 2021	June 30, 2022
	Advisor Shares	159bps	January 8, 2021	June 30, 2022
	Investor Shares	174bps	January 8, 2021	June 30, 2022
	Class Z Shares	149bps	January 8, 2021	June 30, 2022

JOHCM Global Income Builder Fund	Institutional Shares	72bps	January 8, 2021	June 30, 2022
	Advisor Shares	82bps	January 8, 2021	June 30, 2022
	Investor Shares	97bps	January 8, 2021	June 30, 2022
	Class Z Shares	72bps	January 8, 2021	June 30, 2022

JOHCM Global Select Fund	Institutional Shares	98bps	January 8, 2021	June 30, 2022
	Advisor Shares	108bps	January 8, 2021	June 30, 2022
	Investor Shares	123bps	January 8, 2021	June 30, 2022
	Class Z Shares	98bps	January 8, 2021	June 30, 2022

[1]	Expressed as a percentage of a Fund’s average daily net assets.

Fund Name	Class of Shares	Maximum Operating Expense Limit[1]	Commencement Date of Limit	Expiration Date of Limit
JOHCM International Opportunities Fund	Institutional Shares	88bps	January 8, 2021	June 30, 2022
	Advisor Shares	98bps	January 8, 2021	June 30, 2022
	Investor Shares	113bps	January 8, 2021	June 30, 2022
	Class Z Shares	88bps	January 8, 2021	June 30, 2022

JOHCM International Select Fund	Institutional Shares	98bps	January 8, 2021	June 30, 2022
	Investor Shares	121bps	January 8, 2021	June 30, 2022
	Class Z Shares	96bps	January 8, 2021	June 30, 2022

JOHCM International Small Cap Equity Fund	Institutional Shares	118bps	January 8, 2021	June 30, 2022
	Advisor Shares	127bps	January 8, 2021	June 30, 2022
	Investor Shares	142bps	January 8, 2021	June 30, 2022
	Class Z Shares	117bps	January 8, 2021	June 30, 2022

Schedule A to the Expense Limitation Agreement is hereby Agreed and Acknowledged as of the date first above written:

JOHCM FUNDS TRUST, on behalf of itself and each of its series as set forth on Schedule A

By:	/s/ Jonathan Weitz
Name:	Jonathan Weitz
Title:	President

JOHCM (USA) INC.

By:	/s/ Nicholas Good
Name:	Nicholas Good
Title:	Chief Executive Officer

[Signature Page to Schedule A of the Expense Limitation Agreement]